PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES SECOND QUARTER 2014 FINANCIAL RESULTS;
ADJUSTED FFO OF $0.69 PER SHARE FOR THE SECOND QUARTER

HUNT VALLEY, MARYLAND – July 23, 2014 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results of operations for the three- month period ended June 30, 2014.  The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three-month period ended June 30, 2014 of $79.7 million or $0.63 per common share.  The $79.7 million of FFO available to common stockholders for the second quarter of 2014 includes a $2.8 million provision for uncollectible straight-line receivables, a charge of $2.6 million for interest refinancing costs, $2.3 million of non-cash stock-based compensation expense and $45 thousand of acquisition related costs.  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Adjusted FFO was $0.69 per common share for the three-month period ended June 30, 2014.  FFO and Adjusted FFO are non-GAAP financial measures.  Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of certain non-cash items and certain items of revenue or expense, including, but not limited to: acquisition related costs, interest refinancing costs, provisions for impairment, uncollectible mortgages and accounts receivable and stock-based compensation expense.  For more information regarding FFO and Adjusted FFO, see the “Second Quarter 2014 Results – Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended June 30, 2014, the Company reported net income available to common stockholders of $46.8 million, or $0.37 per diluted common share, on operating revenues of $121.8 million.  This compares to net income available to common stockholders of $49.1 million, or $0.42 per diluted common share, on operating revenues of $102.5 million, for the same period in 2013.

For the six-month period ended June 30, 2014, the Company reported net income available to common stockholders of $102.6 million, or $0.81 per diluted common share, on operating revenues of $242.8 million.  This compares to net income available to common stockholders of $87.2 million, or $0.76 per diluted common share, on operating revenues of $204.3 million, for the same period in 2013.

The year-to-date increase in net income was primarily due to additional operating revenue associated with over $1.0 billion of new investments made since June of 2013.  These increases to revenue were partially offset by increased expenses associated with the new investments; including (i) $5.9 million in increased interest expense, (ii) $2.7 million in provisions for uncollectible straight-line receivables, (iii) $1.6 million provision for impairments on real estate properties and (iv) $0.5 million in incremental general and administrative expenses.  In addition, the Company recorded $4.7 million in losses relating to the write-off of deferred financing costs resulting from: (a) the second quarter 2014 termination of the Company’s 2012 credit facility ($2.6 million) and (b) the first quarter 2014 repayment and termination of the Company’s 2013 term loan facility ($2.1 million).

SECOND QUARTER 2014 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	In July 2014, the Company increased its quarterly common dividend to $0.51 per share.
•	In July 2014, the Company completed an $8 million acquisition.
•	In June 2014, the Company entered into a $415 million mortgage agreement.
•	In June 2014, the Company completed a $17 million acquisition.
•	In June 2014, the Company entered into a new $1.2 billion unsecured credit facility.
•	In April 2014, the Company increased its quarterly common stock dividend to $0.50 per share.

SECOND QUARTER 2014 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended June 30, 2014 were $121.8 million.  Operating expenses for the three-month period ended June 30, 2014 totaled $42.0 million and were comprised of $31.3 million of depreciation and amortization expense, $4.0 million of general and administrative expense, $2.8 million provision for uncollectible straight-line mortgages and straight-line accounts receivable, $2.3 million of stock-based compensation, $1.6 million provision for impairments on real estate properties and $45 thousand of costs associated with acquisitions.

Other Income and Expense – Other income and expense for the three-month period ended June 30, 2014 was a net expense of $33.0 million, which was comprised of $29.4 million of interest expense, $0.9 million of amortized deferred financing costs and $2.6 million of interest refinancing costs.

Funds From Operations – For the three-month period ended June 30, 2014, reportable FFO available to common stockholders was $79.7 million, or $0.63 per common share on 127 million weighted-average common shares outstanding, compared to $82.4 million, or $0.70 per common share on 117 million weighted-average common shares outstanding, for the same period in 2013.

The $79.7 million of FFO for the three-month period ended June 30, 2014 includes the impact of $2.8 million in provisions for uncollectible straight-line receivables, $2.6 million of interest financing costs, $2.3 million of non-cash stock-based compensation expense and $45 thousand of acquisition related costs.

The $82.4 million of FFO for the three-month period ended June 30, 2013 includes the impact of the $11.1 million interest refinancing adjustment (gain), $1.5 million of stock-based compensation expense and a $65 thousand provision for uncollectible straight-line accounts receivable.

Adjusted FFO was $87.4 million, or $0.69 per common share, for the three months ended June 30, 2014, compared to $72.9 million, or $0.62 per common share, for the same period in 2013.  The Company had 10 million additional weighted-average shares outstanding for the three months ended June 30, 2014 compared to the same period in 2013.  For further information see “Funds From Operations” below.

FINANCING ACTIVITIES
$1.2 Billion Unsecured Credit Facility – Effective June 27, 2014, the Company entered into a new $1.2 billion unsecured credit facility, comprised of a $1.0 billion senior unsecured revolving credit facility (the “Revolving Credit Facility”) and a $200 million senior unsecured term loan facility (the “Term Loan Facility” and, collectively, the “2014 Credit Facilities”).

The 2014 Credit Facilities replaces the Company’s previous $700 million senior unsecured credit facility (the “2012 Credit Facility”).  The 2014 Credit Facilities include an “accordion feature” that permits the Company to expand its borrowing capacity by $550 million, for maximum aggregate commitments of up to $1.75 billion.

The Revolving Credit Facility is priced at LIBOR plus an applicable percentage (beginning at 130 basis points, with a range of 92.5 to 170 basis points) based on the Company’s ratings from Standard & Poor’s, Moody’s and/or Fitch Ratings, plus a facility fee based on the same ratings (initially 25 basis points, with a range of 12.5 to 30 basis points).  The Revolving Credit Facility will be used for acquisitions and general corporate purposes.  At June 30, 2014, the Company had $270 million in borrowings outstanding under the Revolving Credit Facility. The Revolving Credit Facility matures on June 27, 2018, subject to a one-time option by the Company to extend the maturity one additional year.

The Term Loan Facility is also priced at LIBOR plus an applicable percentage (beginning at 150 basis points, with a range of 100 to 195 basis points) based on the Company’s ratings from Standard & Poor’s, Moody’s and/or Fitch Ratings.  At June 30, 2014, the Company had $200 million in borrowings outstanding under the Term Loan Facility.  The Term Loan Facility matures on June 27, 2019.

For the three month period ending June 30, 2014, the Company recorded a non-cash charge of approximately $2.6 million relating to the write-off of deferred financing costs associated with the termination of the 2012 Credit Facilities.

Equity Shelf Programs and Dividend Reinvestment and Common Stock Purchase Plan – During the first two quarters of 2014, the Company sold the following shares of its common stock under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan:

Equity Shelf (At-The-Market) Program for 2014
(in thousands, except price per share)

	Q1	Q2	Year To Date

Number of shares	864	852	1,716
Average price per share	$32.94	$35.18	$34.06
Gross proceeds	$28,452	$30,000	$58,452

Dividend Reinvestment and Common Stock Purchase Program for 2014
(in thousands, except price per share)

	Q1	Q2	Year To Date

Number of shares	993	406	1,399
Average price per share	$31.77	$35.17	$32.76
Gross proceeds	$31,543	$14,270	$45,813

2014 PORTFOLIO AND RECENT DEVELOPMENTS

$8 Million New Investment in July 2014 – On July 1, 2014, the Company purchased one skilled nursing facility (“SNF”) from an unrelated third party for approximately $8.2 million and leased it to an existing operator of the Company.  The SNF located in Texas, totaling 125 beds, was added to the operator’s existing master lease with an initial yield of 9.75%.

Transition of 2 West Virginia Facilities to a New Operator – On July 1, 2014, the Company transitioned 2 West Virginia SNFs that it previously leased to Diversicare Healthcare Services (“Diversicare” and formerly known as Advocat) to a new unrelated third party operator.  The 2 facilities represent 150 operating beds.  The Company amended its Diversicare master lease to reflect the transition of the 2 facilities to the new operator and in the second quarter of 2014 recorded a $0.8 million provision for uncollectible straight-line accounts receivable.  Simultaneous with the Diversicare master lease amendment, the Company entered into a 12 year master lease with a new third party operator.

$315 Million of New Investment in Q2 2014 – During the three months ended June 30, 2014, the Company closed on $315 million in new investments.  The investments included a new $415 million mortgage (which expanded and replaced an existing $117 million mortgage) and $17 million in new SNF triple net lease investments.

$415 Million Mortgage Loan – On June 30, 2014, the Company entered into an agreement to refinance/consolidate $117 million in existing mortgages on 17 facilities into one mortgage and simultaneously provide mortgage financing for an additional 14 facilities.  The new $415 million mortgage is secured by 31 facilities totaling 3,430 licensed beds all located in the state of Michigan.  The new loan bears an initial annual interest rate of 9.0% and increases by 0.225% per year (e.g., beginning in year 2 the rate charged will be 9.225%, in year 3 the rate will be 9.45%, etc.).

As a result of the consolidation of the mortgages, in the second quarter of 2014, the Company recorded a $2.0 million provision for uncollectible straight-line mortgage interest receivable.

$17 Million Acquisition – On June 27, 2014, the Company purchased two SNFs from an unrelated third party for approximately $17.3 million and leased them to an existing operator of the Company.  The SNFs, located in Georgia and South Carolina, totaling 213 beds, were combined into a 12 year master lease with an initial yield of 9.5%.

The master lease allows for the purchase of a third facility located in South Carolina.  The Company expects to purchase the third facility on or around August 1, 2014 and add it to the master lease.  The combined purchase price, including the third facility, will be approximately $34.6 million.

Q2 Capital Renovations – In addition to the $315 million of new investments, the Company also invested $5 million under its capital renovation program in the second quarter.

Facility Sales and Closures – For the three-month period ended June 30, 2014, the Company sold a parcel of undeveloped land in Texas to a third party for approximately $0.3 million.  The Company also closed a 75 bed developmental disability facility in Indiana and recorded a $1.6 million impairment charge to reduce the carrying value of the facility to its estimated fair value.

DIVIDENDS

On July 15, 2014, the Company’s Board of Directors announced a common stock dividend of $0.51 per share, increasing the quarterly common dividend by $0.01 per share over the prior quarter, to be paid August 15, 2014 to common stockholders of record on July 31, 2014.

2014 FAD AND ADJUSTED FFO GUIDANCE REVISED

The Company revised its 2014 Adjusted Funds Available For Distribution (“FAD”) to common stockholders to a range of $2.58 to $2.61 per diluted share and its 2014 Adjusted FFO available to common stockholders to a range of $2.82 to $2.85 per diluted share.

The Company's FAD and Adjusted FFO guidance for 2014 includes the $450 million of new investments completed to-date and planned capital renovation projects; however, it excludes the impact of gains and losses from the sale of assets, additional acquisitions and divestitures, certain revenue and expense items, interest refinancing expense, capital transactions and stock-based compensation expense.  A reconciliation of the FAD and Adjusted FFO guidance to the Company's projected GAAP earnings is provided on schedules attached to this press release.  The Company may, from time to time, update its publicly announced FAD and Adjusted FFO guidance, but it is not obligated to do so.

The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company’s control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures and capital and financing transactions may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, July 24, 2014, at 10 a.m. Eastern to review the Company’s 2014 second quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (888) 317-6016.  The Canadian toll-free dial-in number is (855) 669-9658.  All other international participants can use the dial-in number (412) 317-6016.  Ask the operator to be connected to the “Omega Healthcare’s Second Quarter 2014 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At June 30, 2014, the Company owned or held mortgages on 563 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 63,733 licensed beds (61,353 available beds) located in 37 states and operated by 49 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements, including without limitation the information under the heading “2014 FAD and Adjusted FFO Guidance Revised.”  Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of the Company’s operators; (iv) the ability of any of the Company’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in the Company’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) the Company’s ability to maintain its status as a real estate investment trust; (ix) the Company’s ability to manage, re-lease  or sell any owned and operated facilities; (x) the Company’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow the Company to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; and (xii) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$3,124,909	$3,099,547
Less accumulated depreciation	(768,276)	(707,410)
Real estate properties – net	2,356,633	2,392,137
Investment in direct financing leases	534,209	529,445
Mortgage notes receivable – net	652,336	241,515
	3,543,178	3,163,097
Other investments – net	56,112	53,054
	3,599,290	3,216,151
Assets held for sale – net	820	1,356
Total investments	3,600,110	3,217,507

Cash and cash equivalents	28,689	2,616
Restricted cash	34,781	31,759
Accounts receivable – net	153,745	147,504
Other assets	72,034	62,830
Total assets	$3,889,359	$3,462,216

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$270,000	$326,000
Term loan	200,000	200,000
Secured borrowings	295,490	298,531
Unsecured borrowings – net	1,594,123	1,199,887
Accrued expenses and other liabilities	145,951	137,695
Total liabilities	2,505,564	2,162,113

Stockholders’ equity:
Common stock $.10 par value authorized – 200,000 shares issued and outstanding 126,713 shares as of June 30, 2014 and 123,530 as of December 31, 2013	12,671	12,353
Common stock – additional paid-in capital	2,104,430	1,998,169
Cumulative net earnings	1,029,295	926,649
Cumulative dividends paid	(1,762,601)	(1,637,068)
Total stockholders’ equity	1,383,795	1,300,103
Total liabilities and stockholders’ equity	$3,889,359	$3,462,216

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue
Rental income	$96,242	$93,069	$192,160	$186,178
Income from direct financing leases	14,146	-	28,230	-
Mortgage interest income	9,923	7,435	19,249	14,781
Other investment income – net	1,489	2,011	3,162	3,317
Total operating revenues	121,800	102,515	242,801	204,276

Expenses
Depreciation and amortization	31,301	32,225	62,745	64,184
General and administrative	4,012	4,011	8,246	7,756
Stock-based compensation expense	2,285	1,472	4,548	2,924
Acquisition costs	45	9	140	143
Impairment loss on real estate properties	1,558	-	1,558	-
Provisions for uncollectible mortgages, notes and accounts receivable	2,761	65	2,745	65
Total operating expenses	41,962	37,782	79,982	75,072

Income before other income and expense	79,838	64,733	162,819	129,204
Other income (expense)
Interest income	17	14	25	17
Interest expense	(29,447)	(24,952)	(56,528)	(50,624)
Interest – amortization of deferred financing costs	(946)	(698)	(1,868)	(1,380)
Interest – refinancing (costs) gain	(2,645)	11,112	(4,685)	11,112
Total other expense	(33,021)	(14,524)	(63,056)	(40,875)

Income before gain (loss) on assets sold	46,817	50,209	99,763	88,329
Gain (loss) on assets sold – net	-	(1,151)	2,883	(1,151)
Net income available to common stockholders	$46,817	$49,058	$102,646	$87,178

Income per common share available to common shareholders:
Basic:
Net income	$0.37	$0.42	$0.82	$0.76
Diluted:
Net income	$0.37	$0.42	$0.81	$0.76

Dividends declared and paid per common share	$0.50	$0.46	$0.99	$0.91

Weighted-average shares outstanding, basic	126,474	116,199	125,467	114,491
Weighted-average shares outstanding, diluted	127,436	117,022	126,130	115,273

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net income available to common stockholders	$46,817	$49,058	$102,646	$87,178
Add back loss (deduct gain) from real estate dispositions	—	1,151	(2,883)	1,151
Sub – total	46,817	50,209	99,763	88,329
Elimination of non-cash items included in net income:
Depreciation and amortization	31,301	32,225	62,745	64,184
Add back non-cash provision for impairments on real estate properties	1,558	—	1,558	—
Funds from operations available to common stockholders	$79,676	$82,434	$164,066	$152,513

Weighted-average common shares outstanding, basic	126,474	116,199	125,467	114,491
Restricted stock and PRSUs	962	786	663	750
Deferred stock - directors	—	37	—	32
Weighted-average common shares outstanding, diluted	127,436	117,022	126,130	115,273

Funds from operations per share available to common stockholders	$0.63	$0.70	$1.30	$1.32

Adjustments to calculate adjusted funds from operations:
Funds from operations available to common stockholders	$79,676	$82,434	$164,066	$152,513
Add back non-cash provision for uncollectible accounts receivable, mortgages and notes	2,761	65	2,745	65
Add back/(deduct) interest refinancing expense	2,645	(11,112)	4,685	(11,112)
Add back acquisition costs	45	9	140	143
Add back non-cash stock-based compensation expense	2,285	1,472	4,548	2,924
Adjusted funds from operations available to common stockholders	$87,412	$72,868	$176,184	$144,533

Adjustments to calculate funds available for distribution:
Non-cash interest expense	994	612	1,972	1,066
Non-cash revenues	(8,663)	(7,780)	(17,207)	(14,753)
Funds available for distribution	$79,743	$65,700	$160,949	$130,846

Funds From Operations (“FFO”), Adjusted FFO and Adjusted Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets.  The Company believes that FFO is an important supplemental measure of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO as one of several criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above.  The Company believes that Adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT.

FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent.  FAD provides a supplemental measure of the Company’s ability to incur and service debt and to distribute dividends to shareholders.  The Company’s computation of adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company currently expects its 2014 Adjusted FFO available to common stockholders to be a range of $2.82 to $2.85 per diluted share.  The Company also expects its 2014 FAD to be a range of $2.58 and $2.61 per diluted share.  The following table presents a reconciliation of our guidance regarding Adjusted FFO and FAD to net income available to common stockholders:

	2014 Projected Adjusted FFO and FAD
Per diluted share:
Net income available to common stockholders	$1.71	−	$1.74
Less gain from real estate dispositions	(0.02)	−	(0.02)
Sub total	1.69		1.72
Elimination of non-cash items included in net income:
Depreciation and amortization	0.99	−	0.99
Provision for impairments on real estate assets	0.01		0.01
Provision for uncollectible mortgage, note and accounts receivable	0.02	−	0.02
Funds from operations available to common stockholders	$2.71	−	$2.74

Adjustments:
Acquisition costs	0.00	−	0.00
Interest – refinancing costs	0.04		0.04
Stock-based compensation expense	0.07	−	0.07
Adjusted funds from operations available to common stockholders	$2.82	−	$2.85

Adjustments:
Non-cash interest expense	0.03	−	0.03
Non-cash revenue	(0.27)	−	(0.27)
Adjusted Funds available for distribution	$2.58	−	$2.61

Note: All per share numbers rounded to 2 decimals.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended June 30, 2014:

	As of June 30, 2014
Balance Sheet Data	# of Properties	# of Operating Beds	Investment ($000’s)	% Investment
Real Property(1)	451	49,919	$3,144,109	73%
Capital Lease	56	5,440	534,209	12%
Loans Receivable	56	5,994	652,336	15%
Total Investments	563	61,353	$4,330,654	100%

Investment Data	# of Properties	# of Operating Beds	Investment ($000’s)	% Investment	Investment per Bed
Skilled Nursing Facilities (1)	531	59,414	$4,143,524	96%	$70
Assisted Living Facilities	21	1,396	123,659	3%	89
Specialty Hospitals and Other	11	543	63,471	1%	117
	563	61,353	$4,330,654	100%	$71

Note: table above excludes one facility classified as held-for-sale. (1) Includes a $19.2 million lease inducement.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Six Months Ended
	June 30, 2014		June 30, 2014
Rental Property (1)	$96,242	79%	$192,160	79%
Capital Lease	14,146	12%	28,230	12%
Mortgage Notes	9,923	8%	19,249	8%
Other Investment Income	1,481	1%	2,902	1%
	$121,792	100%	$242,541	100%

Revenue by Facility Type	Three Months Ended		Six Months Ended
	June 30, 2014		June 30, 2014
Skilled Nursing Facilities (1)	$115,160	95%	$229,487	95%
Assisted Living Facilities	3,202	2%	6,277	2%
Specialty Hospitals	1,949	2%	3,875	2%
Other	1,481	1%	2,902	1%
	$121,792	100%	$242,541	100%

(1) 2nd quarter revenue includes $0.8 million reduction for lease inducement and $1.6 million year-to-date.

Operator Concentration by Investment ($000's)	As of June 30, 2014
	# of Properties	Investment	% Investment
New Ark Investment, Inc.	58	$551,509	13%
Ciena Healthcare	31	415,169	10%
CommuniCare Health Services, Inc.	36	352,958	8%
Genesis Healthcare	52	350,489	8%
Health & Hospital Corporation	44	304,719	7%
Guardian LTC Management Inc. (1)	32	257,671	6%
Airamid Health Management	37	255,124	6%
Signature Holdings II, LLC	32	238,101	5%
S&F Management Company, LLC	15	217,073	5%
Gulf Coast Master Tenant I, LLC	18	156,936	4%
Remaining 39 Operators	208	1,230,905	28%
	563	$4,330,654	100%

Note: table above excludes one facility classified as held-for-sale. (1) Investment amount includes a $19.2 million lease inducement.

Concentration by State	# of Properties	Investment	% Investment
Florida	86	$620,060	14%
Michigan	35	453,169	11%
Ohio	52	383,556	9%
Indiana	55	342,799	8%
Pennsylvania	32	290,554	7%
Mississippi	19	220,959	5%
Texas	40	193,103	4%
California	22	187,032	4%
South Carolina	17	180,875	4%
Maryland	16	174,077	4%
Tennessee	18	150,478	4%
Arkansas	23	126,321	3%
Arizona	11	102,714	2%
West Virginia (1)	11	94,996	2%
Colorado	12	79,659	2%
Georgia	8	71,493	2%
Remaining 21 States	106	658,809	15%
	563	$4,330,654	100%
Note: table above excludes one facility classified as held-for-sale. (1) Investment amount includes a $19.2 million lease inducement.

Revenue Maturities ($000's)	As of June 30, 2014
Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue (1)	Current Interest Revenue (1)	Lease and Interest Revenue	%
	2014	-	324	324	0.1%
	2015	3,454	-	3,454	0.8%
	2016	26,461	-	26,461	5.8%
	2017	7,681	-	7,681	1.7%
	2018	40,161	-	40,161	8.8%

(1) Based on 2014 contractual rents and interest (without giving effect to annual escalators).

The following tables present operator revenue mix, census and coverage data based on information provided by our operators:

Operator Revenue Mix	% Revenue Mix
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended March 31, 2014	53.1%	39.3%	7.6%
Three-months ended December 31, 2013	54.2%	37.5%	8.3%
Three-months ended September 30, 2013	54.1%	37.6%	8.3%
Three-months ended June 30, 2013	53.2%	38.8%	8.0%
Three-months ended March 31, 2013	51.9%	40.2%	7.9%

Operator Census and Coverage		Coverage Data
	Census (1)	Before Management Fees		After Management Fees

Twelve-months ended March 31, 2014	83.7%	1.8	x	1.4	x
Twelve-months ended December 31, 2013	83.3%	1.9	x	1.4	x
Twelve-months ended September 30, 2013	83.7%	1.9	x	1.5	x
Twelve-months ended June 30, 2013	83.8%	1.9	x	1.5	x
Twelve-months ended March 31, 2013	83.9%	2.0	x	1.5	x

(1)	Based on available (operating) beds.

The following table presents a debt maturity schedule as of June 30, 2014:

Debt Maturities ($000’s)	Secured Debt	Unsecured Debt
Year	HUD Mortgages (1)	Line of Credit (2)(3)	Senior Notes (4)	Sub Notes (5)	Total Debt
2014	$-	$-	$-	$-	$-
2015	-	-	-	-	-
2016	-	-	-	-	-
2017	-	-	-	-	-
2018	-	1,000,000	-	-	1,000,000
Thereafter	277,935	200,000	1,575,000	20,000	2,072,935
	$277,935	$1,200,000	$1,575,000	$20,000	$3,072,935

(1) Excludes $17.6 million of fair market valuation (adjustments).
(2) Reflected at 100% borrowing capacity.
(3) Comprised of a $1 billion revolver due 2018 and a $200 million term loan due 2019.
(4) Excludes net discount of $1.7 million.
(5) Excludes $0.8 million of fair market valuation (adjustments).

The following table presents investment activity for the three- and six - month period ended June 30, 2014:

Investment Activity ($000's)	Three Months Ended		Six Months Ended
	June 30, 2014		June 30, 2014
Funding by Investment Type:	$ Amount	%	$ Amount	%

Real Property	$17,300	5%	$22,000	5%
Mortgages	297,988	93%	411,102	93%
Other	5,028	2%	8,362	2%
Total	$320,316	100%	$441,464	100%